MOLINA HEALTHCARE, INC.
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN
(As Amended and Restated as of February 18, 2019)

I.	INTRODUCTION
Molina Healthcare, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders. Thus, the Company recognizes that the possibility of a Change in Control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control.
The Company’s Change in Control Severance Plan was originally effective as of May 3, 2017, and is hereby amended and restated effective as of February 18, 2019 (the “Effective Date”). This Amended and Restated Change in Control Severance Plan (this “Plan”) does not alter the status of Participants as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason, except to the extent otherwise provided in a written employment agreement between the Company and the Participant.
However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at the time of a Change in Control, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates under the circumstances described below.

II.	DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)	Affiliate. Any entity which controls, is controlled by, or is under common control with the Company.

(b)
Annual Base Salary. The Participant’s annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of its Affiliates at the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) on the Date of Termination or immediately prior to the Change in Control if the Participant’s annual base salary was higher at such time.

(c)	Annual Bonus. The Participant’s target annual bonus.

(d)	Applicable Multiple.
(i)With respect to any Participant who is at or above the level of Senior Vice President, two (2).
(ii)With respect to any Participant who is at or above the level of Vice President, but below the level of Senior Vice President, one (1).

(iii)With respect to any Participant, other than a Participant identified in clause (i) or (ii) of this Section 2(d), one (1).

(e)	Board. The Board of Directors of the Company.

(f)	Cause. With respect to any Participant:
(i)the Participant’s willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
(ii)the Participant’s material violation of any policy or code of conduct of the Company or any of its Affiliates, and failure to correct (if possible) following notification of such violation;
(iii)the Participant’s unauthorized use or disclosure of confidential information or trade secrets;
(iv)the Participant’s engaging in competition with the Company;
(v)any material breach by the Participant of his or her fiduciary duty to the Company; or
(vi)the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates to the extent, degree and level of performance as expected of the Participant (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties.

(g)	Change in Control. The occurrence of any of the following events after the Effective Date:
(i)the acquisition (other than by an Excluded Person), directly or indirectly, in one or more transactions, by any person or by any group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s outstanding voting securities entitled to vote generally, whether or not the acquisition was previously approved by the existing directors, other than an acquisition that complies with clause (x) of paragraph (ii);
(ii)consummation of a reorganization, merger, or consolidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets unless, (x) immediately following such event, all or substantially all of the stockholders of the Company immediately prior to such event own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the resulting company (including without limitation, a corporation which as a result of such event owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more subsidiaries);
(iii)the complete liquidation or dissolution of the Company; or
(iv)a change in the composition of a majority of the directors on the Company’s Board within twelve (12) months if not approved by a majority of the pre-existing directors.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)	Code. The Internal Revenue Code of 1986, as amended from time to time.

(i)	Committee. The Compensation Committee of the Board.

(j)	Company. Molina Healthcare, Inc., a Delaware corporation, and any successor thereto.

(k)	Date of Termination. The Date of Termination shall mean:
(i)except in the case of the Participant’s termination of employment by reason of death or Disability, the date of receipt of the Notice of Termination by the Company or the Participant, as the case may be, or such later date specified in the Notice of Termination, as the case may be;
(ii)if the Participant’s employment is terminated by reason of death, the date of death; or
(iii) if the Participant’s employment is terminated by reason of Disability, the thirtieth (30th) day after receipt of such Notice of Termination by the Participant.

Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A, and the date on which such separation from service takes place shall be the “Date of Termination.”

(l)	Disability. A condition such that the Participant by reason of physical or mental disability becomes entitled to benefits under the Company’s long-term disability plan.

(m)	Effective Date. The Effective Date shall be as defined in the introductory section hereof.

(n)
Employee. Any full-time, regular employee of the Company or any of its Subsidiaries whose employment is not the subject of a collective bargaining agreement, including any such employees who may be on a leave of absence approved by the Company or any of its Subsidiaries, respectively.

(o)	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)	Exchange Act. The Securities Exchange Act of 1934.

(q)	Excluded Person. “Excluded Person” means:
(i)any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act;
(ii)the Company;
(iii)an employee benefit plan (or related trust) sponsored or maintained by the Company or its successor; or
(iv)any person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than fifteen percent (15%) of the common stock of the Company on the Effective Date (or any affiliate, successor, heir, descendant, or related party of or to such person).

(r)	Good Reason. The occurrence of any one (1) or more of the following, without the express written consent of the Participant:
(i)the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the ninety (90)-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity);

(ii)a material reduction in the Participant’s (x) Annual Base Salary or (y) total annual compensation opportunity, from such total annual compensation opportunity as in effect during the ninety (90)-day period immediately prior to the Change in Control, or as the same may be increased from time to time;
(iii)the Company requires the Participant regularly to perform such Participant’s duties of employment beyond a fifty (50) mile radius from the location of the Participant’s employment immediately prior to the Change in Control; or
(iv)a material breach by the Company of the terms of a Participant’s written employment agreement.

In order to invoke a termination of employment for Good Reason, the Participant shall provide a Notice of Termination pursuant to Section 7.4 to the Company’s Chief Legal Officer of the existence of one or more of the conditions described in clauses (i) through (iv) within ninety (90) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason (hereinafter, “Notice of Good Reason”), and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the effective date of the Participant’s Termination of Employment shall be as specified in such notice, but in no event later than thirty (30) days thereafter. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Good Reason shall not affect the Participant’s estate’s entitlement to Separation Benefits provided hereunder.

(s)	Notice of Termination.
(i)In the case of the Company, a written notice that (x) indicates the basis under the Plan for termination and (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the Plan, as indicated. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Company hereunder or preclude the Company, respectively, from asserting such fact or circumstance in enforcing the Company’s respective rights hereunder.
(ii)In the case of a Participant, a notice from a Participant to the Company that shall indicate the specific termination provision or provisions of the Plan relied upon and shall set forth in reasonable detail the facts and in the case of a Notice of Termination for Good Reason, the circumstances claimed to provide a basis for termination for Good Reason. Such Notice of Termination for Good Reason must be given no later than ninety (90) days from the initial existence of the condition and shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is delivered to and acknowledged by the General Counsel of the Company.

(t)	Participant. An individual who qualifies to participate in this Plan pursuant to Section 3.1.

(u)
Qualifying Termination. At any time following a Change in Control and prior to the second (2nd) anniversary of the Change in Control, the Participant’s employment with the Company or any of its Subsidiaries is terminated (i) involuntarily by the Company for any reason other than Cause, death, or Disability; or (ii) by the Participant for Good Reason.

(v)	Section 409A. Section 409A of the Code, and the rules and regulations issued thereunder.

(w)	Separation Benefits. The benefits described in Sections 4.2(a)(iii), (iv) and (v) and Sections 4.2(b) and 4.2(c) that are provided to qualifying Participants under the Plan.

(x)
Subsidiary. Any corporation, limited liability company, or any other entity in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s, limited liability company’s, or such other entity’s outstanding equity interests.

III.	ELIGIBILITY
3.1     Participation. Each Employee (a) who has a position of Vice President or above, or (b) who has a position lower than Vice President, but has been designated in writing as a Participant by the Committee or the Board, shall be a Participant in this Plan. Notwithstanding the foregoing, if a Participant who is eligible to participate in this Plan has entered into an agreement with the Company that provides for benefits in the event of a termination of employment following a Change in Control, such Participant shall be entitled to receive Separation Benefits (or any other benefits under the Plan) only to the extent that such Separation Benefits are in addition to or in excess of the benefits provided under such Participant’s agreement with the Company.
3.2     Duration of Participation. The Committee may remove an Employee as a Participant by providing written notice of removal to such Employee; provided that no such removal shall be effective (a) during the two (2) year period following a Change in Control, (b) if effectuated prior to a Change in Control, but after a letter of intent with respect to such Change in Control has been entered into between the Company and a third party or (c) at such time as the Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan. In addition, a Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts payable under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

IV.	SEPARATION BENEFITS
4.1     Terminations of Employment which Give Rise to Separation Benefits under this Plan. Provided that a Participant is in compliance with the terms of this Plan and satisfies all conditions herein, such Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if the Participant experiences a Qualifying Termination. For purposes of this Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.4 hereof and, to the extent applicable, Section 2(s) hereof.
4.2     Separation Benefits.

(a)
If a Participant experiences a Qualifying Termination, then the Company shall pay to the Participant, in a lump sum in cash on the sixtieth (60th) day after the Date of Termination (or on such earlier date as may be required by applicable law), subject to the Participant’s compliance with Section 4.2(e) below, the aggregate of the following amounts which benefits, except as provided in Section 7.3 below, shall be in addition to any other benefits to which the Participant is entitled other than by reason of this Plan:

(i)unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination;

(ii)accrued but unpaid salary through the Date of Termination;
(iii)any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs (unless (x) such annual incentive bonus is “nonqualified deferred compensation” within the meaning of Section 409A, in which case such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan or (y) the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election);
(iv)an amount equal to the Applicable Multiple times the Participant’s Annual Base Salary; and
(v)an amount equal to the Participant’s Annual Bonus for the year in which the Participant’s employment is terminated based on the assumption that target performance had been achieved, and based on the number of entire months of such year that have elapsed through the date of the Participant’s termination of employment as a fraction of twelve (12).

(b)
If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2 and the Participant and the Participant’s eligible dependents are eligible for extended continued health care, dental and/or vision coverage under the Company’s benefit plans (“COBRA Coverage”) as required by Code Section 4980B, then, if the Participant complies with all terms and conditions of the applicable plans, timely and properly elects COBRA Coverage and timely pays the applicable COBRA contributions for the elected COBRA Coverage, except as provided below, for a period of eighteen (18) months following the Date of Termination (the “Benefit Continuation Period”), the Company shall pay directly to the applicable plans or, to the extent paid by the Participant, reimburse Participant, an amount equal to the difference between the full cost for such COBRA Coverage and the amount the Participant would be required to pay for such coverage as an active employee. Such payment shall be paid (or reimbursed) and reported as taxable compensation to the Participant and shall be subject to applicable tax withholding. Notwithstanding the above, if the Participant becomes employed by another employer and becomes eligible for health care, dental and/or vision coverage under another employer-provided plan before the end of the Benefit Continuation Period, the Company will cease the premium reimbursements and/or payments described above for the corresponding COBRA Coverage.

(c)
If the Participant is entitled to Separation Benefits under this Plan and notwithstanding anything to the contrary in any equity incentive, stock option, stock appreciation right (SAR), performance units, phantom stock awards, or deferred compensation plan or retirement plan or agreements, then:

(i) all outstanding time-vesting Company equity or equity-based awards held by the Participant shall immediately vest in full;
(ii) all outstanding performance-vesting Company equity or equity-based awards held by the Participant shall immediately vest based upon the greater of: (1) target performance, based on the assumption that such target performance had been achieved, or (2) the projected final achievement of the performance metric through the measurement period, provided that where applicable, such projected final achievement shall be based on straight-line extrapolation of actual achievement (as of the Date of Termination) through the end of the respective performance metric period; except to the extent vesting is determined by reference to any completed fiscal year, then actual performance for such completed fiscal year shall be used; and
(iii) the Participant (or his personal representative if applicable) shall be permitted to exercise any of the Participant’s vested stock options/SARs until the earlier of: (1) one (1) year after the Participant’s termination of employment, and (2) the term of such unexercised stock options, warrants, or SARs.

(d)
Except as provided in Section 4.2(b) and Section 7.3, the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits paid by the Company after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Participant or others.

(e)
All Severance Benefits are conditioned on the Participant’s continuing compliance with this Plan and the Company’s policies. All Severance Benefits are also conditioned on, and in consideration for, the following actions being completed no later than sixty (60) days following the Participant’s termination of employment: the Participant’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A, any revocation period required by law has run, and the Participant has not revoked the release of claims and covenant not to sue. In the event a Participant fails to return such release within such time period, or revokes the release, the Participant shall forfeit his Severance Benefits hereunder. In the event that the period for consideration or revocation overlaps two (2) tax years, any payment of Severance Benefits under Section 4.2(a) due hereunder shall not commence until the later tax year.

4.3     Limitation on Payments.

(a)
Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Participant under this Plan or any other agreement between the Company and the Participant or plan of the Company would constitute a “parachute payment” as defined in Section 280G of the Code, then the benefits payable pursuant to this Plan shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) the Participant which are contingent on a change of control (as defined in Section 280G(b)(2)(A) of the Code) is One Dollar ($1.00) less than the amount which the Participant could receive without being considered to have received any parachute payment (the amount of this reduction in the benefits payable is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 4.3(a) shall be made by a nationally recognized tax counsel selected by the Company, and such determination shall be conclusive and binding on the parties hereto.

(b)
Notwithstanding the provisions of Section 4.3(a), if it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by the Participant from the Company, then the Participant shall be obligated to repay such Excess Amount to the Company on demand (but no less than ten (10) days after written demand is received by the Participant).

V.	SUCCESSOR TO COMPANY
This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any corporation, entity, individual, or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

VI.	DURATION, AMENDMENT AND TERMINATION
6.1     Duration. Unless earlier terminated pursuant to Section 6.2, if a Change in Control has not occurred, this Plan shall expire three (3) years from the Effective Date; provided, that upon each annual anniversary of the Effective Date (each such annual anniversary a “Renewal Date”), the Plan shall be extended for an additional year, unless pursuant to a resolution adopted by the Board prior to the Renewal Date the Company determines not to so extend the Plan. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.
6.2     Amendment or Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant shall be effective without the written consent of such Participant for a period of two (2) years following the Change in Control if adopted after a Change in Control or in anticipation of a Change in Control. Any amendment, modification, suspension or termination of this Plan adopted after a Change in Control or in anticipation of a Change in Control shall not affect the right of any Participant to payments or benefits to be paid or provided as a result of events that occur prior to the second anniversary of the Change in Control.
6.3     Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter documents and applicable law.

VII.	MISCELLANEOUS
7.1     Default in Payment. Any payment not made within ten (10) days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the U.S. prime rate from time to time then in effect.
7.2     No Assignment. No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.
7.3     Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company and, upon consummation of a

Change in Control, Participants in this Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company.
7.4     Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s Chief Legal Officer at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).
7.5     Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment, nor does it alter or exterminate the agreement that employment is at-will.
7.6     Nondisparagement; Confidentiality. On the Effective Date and thereafter, the Participant agrees that the Participant will not disparage the Company or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. The Participant further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties. During the Participant’s employment and following the Participant’s termination of employment for any reason, the Participant agrees to not use or disclose the confidential information or trade secrets of the Company. Notwithstanding the foregoing, nothing herein or in the release of claims described in Section 4.2(e) above is intended to or shall prevent any Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law.
7.7    Nonsolicitation. During the Participant’s employment with Company and for twelve (12) months after the Participant’s termination of employment and payment of the Severance Benefits hereunder, the Participant shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, or partnership, (i) induce or attempt to induce any person who at the time of such inducement or hire is an employee of the Company (or who was, within six (6) months prior to such inducement or hire, an employee) to perform work or service for any other person or entity other than the Company, or (ii) through the use of confidential information or trade secrets, solicit customers, suppliers, or clients of the Company to reduce or discontinue their business with the Company or to engage in business with any competing entity.
7.8    Clawback. Compensation and benefits payable under Sections 4.2(a)(iv), 4.2(a)(v), 4.2(b) and 4.2(c) are subject to a right of recoupment by the Company in the event of a violation of the provisions of Sections 7.6 and 7.7, as provided in this Section 7.8. The Company may seek recovery of any and all compensation and benefits paid under Sections 4.2(a)(iv), 4.2(a)(v), 4.2(b) and 4.2(c) from a Participant during the period commencing twelve (12) months immediately prior to such violation. The Company shall have the right to sue for repayment, and enforce the repayment through the reduction or cancellation of outstanding equity awards.
7.9    Plan Administration. This Plan shall be administered by the Committee; provided that in the event of an impending Change in Control, the Committee may appoint a person (or persons) independent of the third-party effectuating the Change in Control to be the Committee effective upon the occurrence of a Change in Control and such Committee shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Committee”). Except as otherwise provided in this Plan, the decision of the Committee (including the Independent Committee) upon all matters within the scope of its authority shall be conclusive and binding on all parties, provided that in the event that no Independent Committee is appointed, any determination by the Committee of whether “Cause” or “Good Reason” exists shall be subject to de novo review.
7.10     Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
7.11     Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.
7.12    Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.13     Section 409A.

(a)
General. This Plan is intended to be exempt from the requirements of Section 409A and shall in all respects be administered in accordance with the “short-term deferral” exception in the regulations promulgated under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)
In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of the regulations promulgated under Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined by the Company in accordance with Section 409A), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first (1st) business day after the date that is six (6) months following the Participant’s separation from service (the “Delayed Payment Date”). The Participant shall be entitled to interest (at the applicable rate in effect for the month in which the separation from service occurs) on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.
7.14     Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

EXHIBIT A
Form of Release of Claims and Covenant Not To Sue
In consideration of the payments and other benefits that Molina Healthcare, Inc., a Delaware corporation (the “Company”), is providing to _____________ (“Employee”) under the Company’s Change in Control Severance Plan, the Employee, on his/her own behalf and on behalf of Employee’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Employee ever had, now have or might have as of the date of Employee’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Employee’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.
These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission’s Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys’ fees.
Furthermore, the Employee acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Employee to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present. Employee also expressly waives the provisions of California Civil Code section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.” With respect to the claims released in the preceding sentences, the Employee will not initiate or maintain any legal action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, successors, or assigns (including all such persons or entities that have a current or former relationship with the Company), for the purpose of obtaining any personal relief, nor assist or participate in any such proceedings, including any proceedings brought by any third parties (except as otherwise required or permitted by law). The Employee further acknowledges that he/she has been advised by this writing that:
he/she should consult with an attorney prior to executing this release;
he/she has at least [twenty-one (21) or forty-five (45) days, as required under applicable law] within which to consider this release;
he/she has up to seven (7) days following the execution of this release by the parties to revoke the release; and
this release shall not be effective until such seven (7) day revocation period has expired.
Employee agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EMPLOYEE

______________________
[Name]

Date: